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                                                                    EXHIBIT 10.1









                         AGREEMENT OF PURCHASE AND SALE

                                  By and Among

                            DAVID W. PICKERING, INC.,

                           HEALTH FITNESS CORPORATION

                                       and

                  HEALTHY LIFESTYLE NETWORK INTERNATIONAL, LLC





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                         AGREEMENT OF PURCHASE AND SALE


        THIS AGREEMENT OF PURCHASE AND SALE (this "AGREEMENT") made effective as of the 1ST day of January, 2001 ("Effective Date"), by and among HEALTH FITNESS CORPORATION, a Minnesota corporation ("SELLER"), HEALTHY LIFESTYLE NETWORK INTERNATIONAL, LLC, a Rhode Island limited liability company ("BUYER"), DAVID W. PICKERING, INC., a Rhode Island corporation (the "COMPANY"), and David W. Pickering, individually ("PICKERING").

                                   WITNESSETH:

        WHEREAS, the Company is engaged in the business of operating the "International Fitness Club Network", consisting of organizing and maintaining a network of fitness and health clubs and marketing to employers and insurance companies memberships in such clubs (the "IFCN BUSINESS") as formerly conducted by the International Health and Racquet Sports Association ("IHRSA"); and

        WHEREAS, the Company purchased all of the assets of the IFCN Business from IHRSA pursuant to an agreement dated March 1, 1998 (the "IHRSA PURCHASE AGREEMENT"); and

        WHEREAS, Seller is the holder of 100 shares of Common Stock of the Company, which shares constitute all of the issued and outstanding shares of capital stock of the Company (all such shares of Company Common Stock held by the Seller being hereinafter referred to as the "SHARES"); and

        WHEREAS, Seller, the Company and International Fitness & Wellness Corporation ("IFWC") entered into a Management Agreement dated as of June 4, 1998, pursuant to which IFWC was engaged to manage the IFCN Business; and

        WHEREAS, Pickering is sole owner of IFWC and is one of the principal shareholders of Buyer;

        WHEREAS, Buyer, Pickering, and IFWC desire to terminate the Management Agreement with Seller and the Company and to have Buyer acquire from Seller all of the Shares, and Seller desires to sell all of the Shares to Buyer, on the terms and subject to the conditions hereinafter set forth.

                                    AGREEMENT

        NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements hereinafter set forth, and intending to be legally bound, the parties hereto hereby agree as follows:



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                                   ARTICLE 1
                         PURCHASE AND SALE OF THE SHARES

1.1. Purchase and Sale of the Shares. As of the Effective Date, subject to the terms and conditions of this Agreement and on the basis of the representations, warranties, covenants and agreements herein contained, Seller hereby sells, assigns and conveys to Buyer, and Buyer hereby purchases, acquires and accepts from Seller, all of the Shares.

                                   ARTICLE 2
                                 PURCHASE PRICE

2.1. Purchase Price. The aggregate purchase price (the "PURCHASE PRICE") for the Shares shall be Four Hundred Twenty Five Thousand Dollars ($425,000).

2.2. Purchase Price Payment. The Purchase Price shall be paid by Buyer to Seller on the Closing Date in the form of a wire transfer to: Southern Pacific Bank, Torrance, California, ABA# 3222-8647-6, Coast Business Credit, Acct. 148175018, Attn. J. Leaver, Re. Health Fitness Corporation.

                                   ARTICLE 3
                   REPRESENTATIONS, WARRANTIES, COVENANTS AND
                            AGREEMENTS OF THE SELLER

      The Seller hereby represents and warrants to, and covenants and agrees with, Buyer, as of the date hereof and as of the date of the Closing, that:

3.1. Organization and Qualification. The Company is duly organized, validly existing and in good standing under the laws of the State of Rhode Island and has full corporate power and authority to own its properties and to conduct the businesses in which it is now engaged. The Company is duly qualified as a foreign corporation and in good standing in each other jurisdiction where such qualification is required by virtue of the Company's property or the operations of the IFCN Business and where failure to qualify would not have a material adverse effect on the IFCN Business; SCHEDULE 3.1 sets forth the jurisdictions in which the Company is required to be qualified as a foreign corporation. The Company has no subsidiaries, owns no capital stock and to Seller's knowledge, has no other proprietary interest, directly or indirectly, in any other corporation, association, trust, partnership, joint venture or other entity nor has any agreement with any person, firm or corporation to acquire any such capital stock or other proprietary interest. The Company has full power, authority and legal right and, to Seller's knowledge, all necessary approvals, permits, licenses and authorizations to own its properties, to conduct the IFCN Business and to enter into and consummate the transactions contemplated under this Agreement. The copies of the articles of incorporation and bylaws of the Company that have been delivered to Buyer are complete and correct.

3.2. Authority. The execution and delivery of this Agreement by the Company and the Seller, the performance by the Company and the Seller of its covenants and agreements hereunder and the consummation by the Company and the Seller of the transactions contemplated hereby have been duly authorized by all necessary corporate action. This Agreement



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      constitutes the valid and legally binding obligation of the Company and
      Seller, enforceable against the Company and Seller in accordance with its terms.

3.3. Ownership of the Shares. Seller owns all of the Shares in the amounts set forth in SCHEDULE 3.3, which Shares represent all of the issued and outstanding shares of stock of the Company, free and clear of any lien, encumbrance, charge, security interest or claim whatsoever, and the Seller has the right to transfer the Shares to Buyer, and upon transfer of the Shares to Buyer hereunder, Buyer will acquire good and marketable title to the Shares, free and clear of any lien, encumbrance, charge, security interest or claim whatsoever.

3.4. No Legal Bar; Conflicts. Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, violates any provision of the articles of incorporation or bylaws of the Company or the Seller or any statute, ordinance, regulation, order, judgment or decree of any court or governmental agency or board, or conflicts with or will result in any breach of any of the terms of or constitute a default under or result in the termination of or the creation of any lien pursuant to the terms of any contract or agreement to which the Company or the Seller is a party or by which the Company or the Seller or any of the assets of the Company or the Seller is bound.

3.5. Capitalization. The authorized capital stock of the Company consists of Eight Thousand (8,000) shares of Common Stock, of which One Hundred (100) shares are issued and outstanding and owned by Seller as set forth in
      SCHEDULE 3.5. All of the issued and outstanding shares of Company Common Stock have been duly and validly authorized and issued and are fully paid and non-assessable and are owned beneficially and of record by the Seller. There are no outstanding subscriptions, warrants, options, calls, commitments or other rights or agreements to which the Company or the Seller are bound relating to the issuance, sale or redemption of the Shares or other securities of the Company (except this Agreement) and no person other than the Seller has any interest in the Shares.

3.6. Financial Statements; No Undisclosed Liabilities. The Company and the Seller have delivered to Buyer the financial statements regarding the Company attached hereto as SCHEDULE 3.6, including the Effective Date Company Balance Sheet (the "FINANCIAL STATEMENTS"). The Financial Statements include a balance sheet prepared by Seller as of the Effective Date (the "Effective Date Company Balance Sheet"). The Company and Seller represent and warrant that the Financial Statements accurately reflect the financial condition of the Company as of the dates thereof in all material respects; provided that neither Company nor Seller shall bear any responsibility for errors or omissions in the Financial Statements resulting from information supplied (or omitted to be supplied) by David
      W. Pickering, Bridget Zech, or Ann Driscoll. The parties acknowledge that none of such Financial Statements (including the Effective Date Company Balance Sheet) includes any amount for unpaid reimbursement claims from David W. Pickering, Bridget Zech, or Ann Driscol, and Buyer shall be solely responsible for any and all such reimbursement claims, whenever and however the same may have arisen.

3.7. No Dividends. Seller has not caused the Company to declare or pay any dividends or to make any other distribution in respect of the Company's capital stock, or, directly or



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      indirectly, to purchase, redeem or otherwise acquire or dispose of any shares of the Company's capital stock, except for such transactions as do not violate the corporate laws applicable to the Company.

3.8. Indebtedness. To Seller's knowledge, the Company is not subject to any indebtedness except as reflected on the Effective Date Balance Sheet. Neither Company nor Seller shall bear any responsibility for errors or omissions in the disclosure of Indebtedness on the Effective Date Balance Sheet resulting from information supplied (or omitted to be supplied) by David W. Pickering and/or personnel who report to him.

3.9. Real Property Owned or Leased. To Seller's knowledge, Seller does not own or lease any real property other than as set forth in SCHEDULE 3.9 Except as forth in SCHEDULE 3.9, to Seller's knowledge all such leased real property is held subject to written leases or other agreements which are valid and effective in accordance with their respective terms, and to Seller's knowledge there are no existing defaults or events of default, or events which with notice or lapse of time or both would constitute defaults, thereunder on the part of the Company.

3.10. Title to Shares. Seller has good and valid title to the Shares, free from any liens, charges, encumbrances or security interests.

3.11. Taxes. Based upon information furnished by David W. Pickering and/or personnel who report to him, the Seller has filed or caused to be filed on a timely basis all consolidated tax returns, reports or declarations that are required to include the Company, and has paid or adequately reserved for all taxes, including, but not limited to, income, excise, franchise, sales, use, property, unemployment, withholding, social security and workers' compensation taxes and estimated income and franchise tax payments, and penalties, fines and interest due and payable as the same are reflected on such returns, reports or declarations or pursuant to any assessment received by it in connection with such returns, reports or declarations. All such consolidated returns, reports and declarations filed by or on behalf of the Company or the Seller are true, complete and correct reflections, in all respects, of information furnished by David W. Pickering and/or personnel who report to him. No deficiency in payment of any taxes for any period has been asserted by any taxing authority which remains unsettled at the date hereof, no written inquiries have been received by the Seller from any taxing authority with respect to possible claims for taxes or assessments, and there is no basis for any additional claims or assessments for taxes. Seller has no knowledge that the Company or Seller has incurred any tax liability other than in the ordinary course of business. No tax returns of the Seller have ever been audited insofar as the same involve the Company, and no written inquiries have been received by the Seller from a taxing authority with respect to possible claim for taxes or assessments involving the Company or Seller. The Seller has not agreed to the extension of the statute of limitations with respect to any tax return. There are no assessments relating to the Seller's tax returns pending or threatened that involve the Company or Seller.

3.12. Compliance with Applicable Law. To Seller's knowledge, the Company has complied with all, statutes, ordinances, regulations, orders, judgments and decrees of any court or governmental entity or agency, governing the Company and the operations thereof.



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      Without limiting the foregoing, the Seller has not received any notification of any asserted failure to comply with any of the foregoing which has not been satisfactorily responded to in the time period required thereunder.

3.13. Permits. To Seller's knowledge, Seller has all necessary permits, the absence of which would have a material adverse effect on the IFCN Business.

3.14. Licenses. To Seller's knowledge, the Company does not produce or distribute any product, or perform any service under a license granted by another entity and has not licensed its rights in any current or planned products, designs or services to any other entities.

3.15. Contracts. Seller makes the following representations and warranties regarding contracts.

(a) To Seller's knowledge, SCHEDULE 3.15 identifies all material contracts between the Company and its clients and customers, copies of which have been forwarded to Buyer.

(b) To Seller's Knowledge, except for such contracts as may have been entered into by David W. Pickering and/or personnel who report to him, the Company is not party to or bound by:

(i)     any contract for the purchase or sale of real property;

(ii) any contract for the purchase, licensing or development of customized software which Seller reasonably determines to have involved the payment of more than $50,000 in 2000 or which is not terminable by any party thereto until after December 31, 2001;

(iii) any consignment, distributor, dealer, manufacturers representative, sales agency, advertising representative or advertising or public relations contract which Seller reasonably determines to have involved the payment of more than $50,000 in 2000 or which is not terminable by any party thereto until after December 31, 2001;

(iv) any guarantee of the obligations of customers, suppliers, officers, directors, employees, stockholders, members, or others;

(v) any agreement which provides for, or relates to, the incurrence of debt for borrowed money (including any interest rate or foreign currency swap, cap, collar, hedge or insurance agreements, or options or forwards on such agreements, or other similar agreements for the purpose of managing the interest rate and/or foreign exchange risk associated with its financing);

(vi) any contracts or agreements having covenants not to compete that materially impair the ability of Company to conduct the business as currently conducted; or



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(vii)   any other contract, agreement, commitment, understanding or instrument which Seller reasonably determines to have involved the payment of more than $100,000 in 2000 or which is not terminable by any party thereto until after December 31, 2001.

3.16. Employee Benefit Plans and Related Agreements

(a) SCHEDULE 3.16(A) sets forth a list of each "employee pension benefit plan" (as such term is defined in Section 3(2) of ERISA) and each "employee welfare benefit plan" (as such term is defined in Section 3(1) of ERISA) covering any employee or former employee of Company (collectively, "Company's ERISA Plans"). Company is not required to contribute to any "multiemployer plan" (as such term is defined in Section 3(37) of ERISA).

(b) Company has made available to Buyer, with respect to each Company's ERISA Plan correct and complete copies, where applicable, of (i) all plan documents and amendments, trust agreements and insurance and annuity contracts and policies, (ii) the most recent IRS determination letter, (iii) the Annual Reports (Form 5500 Series) and accompanying schedules and actuarial reports, as filed, for the most recently completed three plan years, (iv) the summary plan description currently in use and, (v) copies of correspondence from the IRS, the Department of Labor or the Pension Benefit Guaranty Corporation regarding any plan audit or investigation or any intent to conduct a plan audit.

(c) Each of Company's ERISA Plan which is intended to qualify under Section 401(a) of the Code in fact is so qualified under the Code. To Seller's knowledge, nothing has occurred to cause any of the Company's ERISA Plans to cease to be qualified under the Code.

(d) Each Company's ERISA Plan complies, and has been administered to comply, with all Requirements of Law, and there has been no notice issued by any Governmental Body questioning or challenging such compliance, and there are no actions, suits or claims (other than routine claims for benefits) pending or, to Seller's knowledge, threatened involving any such Plan or the assets of any such Plan.

(e) Company does not have any obligations under any of Company's Non-ERISA Plans or Company's ERISA Plans or otherwise to provide health or death benefits to or in respect of former employees of Company, except as specifically required by the continuation requirements of Part 6 of Title I of ERISA, Section 4980B of the Code or applicable state law.

(f) Company does not have any liability of any kind whatsoever, whether direct, indirect, contingent or otherwise, on account of (i) any violation of the health care requirements of Part 6 of Title I of ERISA or Section 4980B of the Code, (ii) under Section 502(i) or Section 502(l) of ERISA or Section 4975 of the Code, (iii) under Section 302 of ERISA or Section 412 of the Code or (iv) under Title IV of ERISA. Assuming that each of Company's ERISA Plans which is subject to Title IV of ERISA were terminated as of the Closing Date, Company would have no liability under Title IV of ERISA as a result of such termination.



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3.17. Equipment. To Seller's knowledge, and except for equipment subject to capitalized leases, the Company has good and marketable right, title and interest in and to all its equipment reflected in the Effective Date Balance Sheet and valid leasehold interests in and to all leased equipment used by the Company in the conduct of its business. To Company's knowledge all such leasehold interests are enforceable in accordance with their respective terms and conditions and there does not exist any violation, breach or default under any such leasehold interest. SCHEDULE 3.17 lists the equipment valued over $500 in the possession of the Company as of the Effective Date.

3.18. Disputes. To Seller's knowledge there are no claims, disputes, actions, suits, investigations or proceedings pending or threatened against or affecting the Company, the IFCN Business, or any of the properties or assets of the Company, which, if determined adversely, would have a material adverse effect on the IFCN Business.

3.19. Disclaimer of Certain Warranties. Except as expressly set forth herein, Seller makes no representation or warranty of any kind whatsoever, express or implied, with regard to the Shares, the Company, the IFCN Business, or the Company's assets, liabilities, prospects, or financial condition.

3.20. Definition of "To Seller's Knowledge". The phrase "To Seller's knowledge" means the actual knowledge of Seller's employees as well as information Seller's employees reasonably should have known. "To Seller's knowledge" does not include "constructive" knowledge or any knowledge or information of David W. Pickering or any individuals who report to him or who are under his control.

3.21. Conduct of Business. Neither the Company nor the Seller is restricted from conducting the IFCN Business in any location by agreement or court decree.

                                   ARTICLE 4
                   REPRESENTATIONS, WARRANTIES, COVENANTS AND
                               AGREEMENTS OF BUYER

      Buyer hereby represents and warrants to, and covenants and agrees with, the Company and the Seller, as of the date hereof and as of the date of the Closing, that:

4.1. Organization. Buyer is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Rhode Island; has full power and authority to conduct the businesses in which it is now engaged; and is in good standing in each jurisdiction where it is presently conducting business and where the failure to be in good standing would have a material adverse effect on Buyer.

4.2. Authority. The execution and delivery of this Agreement by Buyer, the performance by Buyer of its covenants and agreements hereunder and the consummation by Buyer of the transactions contemplated hereby have been duly authorized by all necessary limited liability company action, and this Agreement constitutes a valid and legally binding obligation of Buyer, enforceable against Buyer in accordance with its terms.



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4.3.  No Legal Bar; Conflicts. Neither the execution and delivery of this
      Agreement, nor the consummation of the transactions contemplated hereby, violates any provision of the articles of organization of Buyer or any statute, ordinance, regulation, order, judgment or decree of any court or governmental agency, or conflicts with or will result in any breach of any of the terms of or constitute a default under or result in the termination of or the creation of any lien pursuant to the terms of any contract or agreement to which Buyer is a party or by which Buyer or any of its assets is bound.

4.4. Buyer's Knowledge and Experience. David W. Pickering, who is a principal member of Buyer, has thorough and extensive knowledge and experience concerning the IFCN Business, including its assets, liabilities, prospects, and financial condition, and is fully apprised of the risks associated with the IFCN Business. Buyer acknowledges that Buyer is not relying in its acquisition of the Shares upon any representations or warranties concerning the Company, or the IFCN Business, or the Company's assets, liabilities, prospects, or financial condition, except for the specific representations and warranties set forth in this Agreement.

                                   ARTICLE 5
                                    CLOSING

5.1. Time and Place of Closing. By execution of this Agreement, the parties acknowledge that the transactions contemplated herein have closed as of the Effective Date.

5.2. Delivery of Shares. Buyer acknowledges receipt as of the Effective Date of the Shares in the form of one or more certificates representing the Shares, duly endorsed for transfer to Buyer.

                                   ARTICLE 6
                                INDEMNIFICATION

6.1. Indemnification by Seller. Seller shall indemnify and hold harmless Buyer and the Company from and against all losses, claims, assessments, demands, damages, liabilities, obligations, taxes, interest and penalties, costs and/or expenses, including, without limitation, reasonable fees and disbursements of counsel (hereinafter referred to collectively as "DAMAGES") sustained or incurred by Buyer or the Company by reason of the breach (or any third party claim which, if true, would constitute a breach) of any of the obligations, covenants or provisions of, or the inaccuracy of any of the representations or warranties made by the Seller herein; provided that:

(a)     Seller's liability for such Damages shall not exceed $150,000;

(b) Seller shall have no responsibility to make indemnity for any matter of which David W. Pickering, Bridget Zech and Ann Driscoll had knowledge on or prior to the Effective Date, or for any Damages to the extent such Damages are a result of information supplied (or omitted to be supplied) by David W. Pickering, Bridget Zech, or Ann Driscoll.

6.2. Indemnification by Buyer. David W. Pickering and Buyer shall jointly and severally indemnify and hold harmless the Seller from and against any and all Damages sustained or



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      incurred by the Seller by reason of (i) the breach (or any third party claim which, if true, would constitute a breach) of any of the obligations, covenants or provisions of, or the inaccuracy of any of the representations or warranties made by, Buyer herein, (ii) any acts or omissions by David W. Pickering, Bridget Zech, or Ann Driscoll, or (iii) any liabilities, obligations or undertakings of the Company of any kind or nature whatsoever entered into by or under the authority of David W. Pickering, Bridget Zech, or Ann Driscoll, whether fixed or contingent, known or unknown, determined or determinable, due or not yet due; provided, however, that this Section 6.2 shall not apply to actions, undertakings, liabilities, obligations or omissions about which Seller had knowledge prior to the Effective Date. The parties acknowledge that the employees of the Company on and as of the Effective Date are identified in
      SCHEDULE 6.2 hereto and that Buyer shall have sole responsibility for such employees immediately after giving effect to the transactions herein on the Effective Date.

6.3. Procedure for Indemnification. In the event that any party hereto shall incur any Damages in respect of which indemnity may be sought by such party pursuant to this ARTICLE 6, the party from whom such indemnity may be sought (the "INDEMNIFYING PARTY") shall be given written notice thereof by the party seeking such indemnity (the "INDEMNIFIED PARTY"), which notice shall specify the amount and nature of such Damages and include the request of the Indemnified Party for indemnification of such amount. The Indemnifying Party shall within thirty (30) days pay to the Indemnified Party the amount of the Damages so specified.

6.4. Survival of Representations Warranties and Agreements. The representations, warranties, covenants and agreements contained in this Agreement shall survive the Closing and remain in full force and effect for a period of one year after the Effective Date, except that the representations in Paragraph 3.11 (Taxes) shall survive until any applicable statute of limitations has expired.

                                   ARTICLE 7
                            POST-CLOSING OBLIGATIONS

7.1. Seller's Non-competition Covenant. Subsequent to the Effective Date and until three (3) years after the Effective Date, Seller agrees not (i) to enter into any business that is competitive with the IFCN Business (as defined in the Preamble to this Agreement), whether directly or indirectly, whether as principal, agent, investor, distributor, representative, stockholder, employee, consultant, volunteer or otherwise, or (ii) to solicit or entice or endeavor to solicit or entice away from the Buyer, the Company or any entity that is a subsidiary or otherwise affiliated with the Buyer or the Company (the "BUYER GROUP") any person who was a director, officer, employee, agent or consultant of such member of the Buyer Group at any time within one year prior to such solicitation, either on the Seller's own account or for any person, firm, corporation or other organization, whether or not such person would commit any breach of his contract of employment by reason of leaving the service of such member of the Buyer Group, or (iii) to employ, directly or indirectly, any person who was a director, officer or employee of the Buyer Group at any time within one year prior to such employment or who by reason of such position at any time is or may be likely to be in possession of any confidential information



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      or trade secrets relating to the IFCN Business, or (iv) to provide or to seek to provide services of any kind, including but not limited to communications services, computer software or hardware products or services, or web-based interactive communication services, to any entity that is a customer or client of Company as of the Effective Date as set forth on SCHEDULE 7.1 without the prior written consent of Buyer. This paragraph is subject to the following exceptions:

(a) Seller may continue to market the services of the IFCN Business to its current and future clients, and Buyer agrees that the Company shall provide such services as provided in Section 7.3 herein.

(b) Seller may employ or otherwise retain the services of Ricardo Johnson and John Cavannah (and Cavannah may also work for Company) after the Effective Date.

(c) Seller may provide or seek to provide services to those customers or clients of Company that are also customers or clients of Seller as of the Effective Date, specifically including Glaxo and Federal Express.

7.2. Buyer's Non-competition Covenant. Subsequent to the Effective Date and until three (3) years after the Effective Date, neither Buyer nor any entity included within the definition of Buyer Group set forth in Section 7.1, shall (i) enter into any business that is competitive with the Seller's current business, whether directly or indirectly, whether as principal, agent, investor, distributor, representative, stockholder, employee, consultant, volunteer or otherwise, or (ii) solicit or entice or endeavor to solicit or entice away from the Seller or any entity that is a subsidiary or otherwise affiliated with the Seller (the "SELLER GROUP") any person who was a director, officer, employee, agent or consultant of such member of the Seller Group at any time within one year prior to such solicitation, either on the Buyer's own account or for any person, firm, corporation or other organization, whether or not such person would commit any breach of his contract of employment by reason of leaving the service of such member of the Seller Group, or (iii) employ, directly or indirectly, any person who was a director, officer or employee of the Seller Group at any time within one year prior to such employment, or who by reason of such position at any time is or may be likely to be in possession of any confidential information or trade secrets relating to the business of any member of the Seller Group, or (iv) provide or to seek to provide services of any kind, including but not limited to communications services, computer software or hardware products or services, or web-based interactive communication services, to any entity that is a customer or client of Seller as of the Effective Date as set forth on SCHEDULE 7.2 without the prior written consent of Seller. However, nothing in the preceding clause (iv) shall prohibit Company from providing or seeking to provide services to those customers or clients of Seller that are also customers or clients of Company as of the Effective Date, specifically including Glaxo and Federal Express.

7.3. Seller's IFCN Commissions. For a period of three (3) years after the Effective Date, IFCN shall pay Seller a commission of 25% on the gross annual charges by the Company or the Buyer Group to any of Seller's current or future clients for the first year of any services provided to such clients which do not have a written contract with the Company as of the



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      Effective Date. During such three-year period, the Company and/or the
      Buyer Group shall offer services of the IFCN Business to Seller's present and future clients upon terms equivalent to terms offered to equivalently situated clients of the Company and the Buyer Group. This Paragraph shall not apply to commissions from the Federal Express or Charles Schwab accounts.

7.4. Payment of Obligations. Buyer will pay all obligations of the Business in the ordinary course of business in accordance with their terms (including compensation and benefits to employees arising both before and after the Effective Date) and shall indemnify Seller in accordance with Article 6 for all Damages resulting from Buyer's failure to do so. Without limiting the generality of the foregoing, Buyer shall be responsible for all employees of the Business and all decisions regarding continued employment of such persons from and after the Effective Date; provided that the parties acknowledge that Ricardo Johnson and John Cavannah (Cavannah may also be employed by Buyer) will be employed by the Seller from and after the Effective Date, and Seller shall be solely responsible for all compensation, benefits and other obligations to such persons arising before and after the Effective Date. This clause is intended solely for the benefit of the parties hereto and shall not be deemed to create third-party beneficiary rights on behalf of any person.

7.5. Confidentiality. Buyer and members of the Buyer Group will hold in strict confidence, and will not use any data and information obtained from Seller in connection with the transactions contemplated herein except as necessary and appropriate to operate the IFCN Business after the Effective Date.

7.6. Relationship with Loren Brink. To the best of Buyer's knowledge, Buyer acknowledges that Loren Brink is a former director and employee of Seller who is subject to a covenant of noncompetition to expire on July 24, 2002 that prohibits Mr. Brink from serving directly or indirectly as a partner, officer, director, employee, agent, or shareholder of the Company or Buyer only to the extent, and pursuant to, the terms of that agreement. Neither Buyer nor any entities included in the Buyer Group will solicit or engage Mr. Brink to serve in any such capacities that would cause him to violate his covenant of noncompetition or that would violate Buyer's Non-competition Covenant pursuant to Paragraph 7.2 of this Agreement.

7.7. Enforcement. Seller and Buyer agree that if, in any proceedings, a court or other authority shall refuse to enforce the covenants herein set forth because such covenants cover too extensive a geographic area or too long a period of time, any such covenant shall be deemed appropriately amended and modified in keeping with the intention of the parties to the maximum extent permitted by law.

7.8. Assignment of Contracts. Seller will, at Buyer's request, make all reasonable efforts necessary to obtain any consents required to assign contracts between the Company and its clients and customers. Seller shall not be required to pay any sum associated with obtaining a consent unless Buyer provides such sum in advance to Seller.

7.9. Books and Records. Seller will provide to Buyer a copy of the corporate books and records pertaining to the operation of the Company.

                                   ARTICLE 8
                                OTHER OBLIGATIONS

8.1. Seller's Obligations. Neither Buyer nor the Company shall have any obligation to pay any fee or other compensation to any person, firm or corporation dealt with by the Company or the Seller in connection with this Agreement and the transactions contemplated hereby, and the Seller hereby agrees to indemnify and save the Buyer and the Company harmless from any liability, damage, cost or expense arising from any claim for any such fee or other compensation. Seller further acknowledges its obligation to Brink as set forth in Section 8.3 below.

8.2. Buyer's Obligations. Neither the Company nor the Seller shall have any obligation to pay any fee or other compensation to any person, firm or corporation dealt with by Buyer in connection with this Agreement and the transactions contemplated hereby, and Buyer hereby agrees to indemnify and save the Company and the Seller harmless from any liability, damage, cost or expense arising from any claim for any such fee or other compensation.

8.3. Brink Fee. Notwithstanding the provisions of Sections 8.1 and 8.2 herein, the parties acknowledge that Seller shall pay Loren Brink a fee of $25,000 following consummation of the transactions contemplated herein.

8.4. Management Agreement. The parties and IFWC acknowledge that the Management Agreement is terminated as of the Effective Date without any obligation by any party thereto to any other party thereto; provided that the indemnity obligations of IFWC set forth in Section 6(c) therein shall continue in full force and effect.

                                   ARTICLE 9
                                  MISCELLANEOUS

9.1. Notices. All notices, requests or instructions hereunder shall be in writing and delivered personally, sent by registered or certified mail, postage prepaid, or sent via facsimile (with confirmation of transmission) as follows:

      If to the Buyer or, after the Closing, the Company:

              Healthy Lifestyle Network International, LLC
              Attn:  David W. Pickering
              1515 Hospital Trust Tower
              Providence, RI 02903
              Phone:  (401) 453-1232
              Fax:    (401) 453-1238

      With a copy to:

              Stuart Lazar, Esq.
              Edwards & Angell, LLP
              2800 Hospital Trust Tower
              Providence, RI 02903
              Phone:  (401) 276-6613
              Fax:    (401) 276-6611

      If to the Seller or, prior to the Closing, the Company:

              Health Fitness Corporation
              Attention: J. Noyce
              3500 West 80th Street, Suite 130
              Bloomington, MN 55431
              Phone:  (612) 897-5195
              Fax:    (612) 831-7264

      With a copy to:

              John Satorius
              Fredrikson & Byron, P.A.
              900 Second Avenue South
              Minneapolis, Minnesota 55402

      Any of the above addresses may be changed at any time by notice given as provided above; provided, however, that any such notice of change of address shall be effective only upon receipt. All notices, requests or instructions given in accordance herewith shall be deemed received on the date of delivery, if hand delivered or sent via facsimile, and two business days after the date of mailing, if mailed.

9.2. Entire Agreement. This Agreement and the documents referred to herein contain the entire agreement among the parties hereto with respect to the transactions contemplated hereby, and no modification hereof shall be effective unless in writing and signed by the party against which it is sought to be enforced.

9.3. Further Assurances. Each of the parties hereto shall use such party's reasonable efforts to take such actions as may be necessary or reasonably requested by the other parties hereto to carry out and consummate the transactions contemplated by this Agreement.

9.4. Expenses. Each of the parties hereto shall bear such party's own expenses in connection with this Agreement and the transactions contemplated hereby. The Seller shall pay the expense of preparing any tax returns required to be filed by the Seller or the Company prior to the Closing Date (without regard to any extensions allowable by law).

9.5. Injunctive Relief. Notwithstanding the provisions of SECTION 9.6 hereof, in the event of a breach or threatened breach by Seller or Buyer of the provisions of ARTICLE 7 of this Agreement, each of such parties hereby consents and agrees that the other party shall be entitled to an injunction or similar equitable relief restraining such party from committing or continuing any such breach or threatened breach or granting specific performance of any act required to be performed by such party under any such provision, without the necessity of showing any actual damage or that money damages would not afford an adequate remedy and without the necessity of posting any bond or other security. The parties hereto agree that the availability of arbitration in SECTION 9.6 hereof shall not be used by any party as grounds for the dismissal of any injunctive actions instituted pursuant to this SECTION 9.5. Nothing herein shall be construed as prohibiting either party from pursuing any other remedies at law or in equity which it may have.

9.6. Arbitration. Any controversy or claim arising out of or relating to this Agreement, or any breach hereof, shall, except as provided in SECTION 9.6 hereof, be settled by arbitration in accordance with the rules of the American Arbitration Association then in effect and judgment upon such award rendered by the arbitrator may be entered in any court having jurisdiction thereof. Any arbitration proceeding shall be held in the Minneapolis, Minnesota area. Notwithstanding the provisions of SECTION 9.4 HEREOF, the arbitration award shall include attorneys' fees and costs (to the extent provided in such rules) to the prevailing party.

9.7. Invalidity. Should any provision of this Agreement be held by a court or arbitration panel of competent jurisdiction to be enforceable only if modified, such holding shall not affect the validity of the remainder of this Agreement, the balance of which shall continue to be binding upon the parties hereto with any such modification to become a part hereof and treated as though originally set forth in this Agreement. The parties further agree that any such court or arbitration panel is expressly authorized to modify any such unenforceable provision of this Agreement in lieu of severing such unenforceable provision from this Agreement in its entirety, whether by rewriting the offending provision, deleting any or all of the offending provision, adding additional language to this Agreement, or by making such other modifications as it deems warranted to carry out the intent and agreement of the parties as embodied herein to the maximum extent permitted by law. The parties expressly agree that this Agreement as modified by the arbitration panel shall be binding upon and enforceable against each of them. In any event, should one or more of the provisions of this Agreement be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision hereof, and if such provision or provisions are not modified as provided above, this Agreement shall be construed as if such invalid, illegal or unenforceable provisions had never been set forth herein.

9.8. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the successors and assigns of the Seller, the Company and the Buyer, respectively, and the legal representatives and heirs of the Buyer. Without limiting the generality of the foregoing, Buyer acknowledges that Buyer's covenants in Articles 6 and 7 herein shall be binding upon any successors or assigns of the Company or the IFCN Business, including any member of a Buyer Group (except as set forth below) that may now or hereafter exist. Buyer agrees not to transfer any interest in the IFCN Business (whether by transfer of shares or assets of the Company or otherwise) to any third party unless such third party first executes an agreement in favor of Seller under which such third party affirms its obligation to comply with the provisions of Articles 6 and 7. Buyer agrees that any such conveyance in violation of this prohibition shall be null and void ab initio and that Seller shall be entitled to enforce such provision pursuant to Section 9.5 herein. Buyer agrees to execute and deliver, and cause the members of any Buyer Group to execute and deliver, any additional documents, agreements and instruments reasonably necessary and appropriate to carry out the intent of this Section 9.8. In addition, Pickering agrees that for two years from the Effective Date he will own greater than fifty percent (50%) of the Company; Seller agrees that so long as Pickering owns greater than fifty percent (50%) of the Company, the covenants contained in Articles 6 and 7 shall not apply to future investors in the limited liability company.

9.9. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Minnesota exclusive of the rules relating to the conflict of laws.

9.10. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

      IN WITNESS WHEREOF, this Agreement of Purchase and Sale has been duly executed by the parties hereto effective as of the date first above written.


                                       DAVID W. PICKERING, INC.


                                       By: /s/ Jerry Noyce
                                          ---------------------------------
                                           Title:


HEALTH FITNESS CORPORATION             HEALTHY LIFESTYLE NETWORK
                                       INTERNATIONAL, LLC


By: /s/ Jerry Noyce                    By: /s/ David W. Pickering
   ---------------------------------      ---------------------------------
    Title:                                 Title: President/CEO


    /s/ David W.Pickering              INTERNATIONAL FITNESS &
-----------------------------------    WELLNESS CORPORATION
    David W. Pickering

                                       By: /s/ David W. Pickering
                                          ---------------------------------
                                           Title: President/CEO
                                                  (as to Paragraph 8.4)

The following schedules are not filed herewith. The registrant agrees to furnish supplementally a copy of any omitted schedules to the Commission upon request.

Schedules:

3.1      --      Schedule of jurisdictions qualified to do business

3.3      --      Shares owned by Seller

3.5      --      Common Stock

3.6      --      Effective Date Company Balance Sheet

3.9      --      Real Property Owned or Leased

3.15     --      Contracts

3.16(A)  --      Employee Benefit Plans and Related Agreements

3.17             Equipment

6.2      --      Employees of Company

7.1              Company's Customers as of Effective Date

7.2              Seller's Customers as of Effective Date